EXHIBIT 99.1

ASTRALIS LTD. REPORTS 2005 RESULTS

Fairfield, New Jersey, April 21, 2006 -- Astralis Ltd. (OTCBB: ASTR.OB) today announced its results for the year 2005. For the year ended December 31, 2005, the Company recorded a net loss of $3.91 million to common stockholders, or $
0.05 per share. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of December 31, 2005, was $381,052 and the Company had a cash balance totaling $ 633,468 as of December 31, 2005.

Research and development expenses for the year 2005 amounted to $ 2.51 million including $1.64 million relating to the Phase II study for Psoraxine(R).

ASTRALIS LTD
Mike Garone,                             +1 (973) 227-7168
Interim Chief Executive Officer
& Chief Financial Officer
Email: info@astralisltd.com

                                  ASTRALIS LTD
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION
                      JANUARY 1, 2005 TO DECEMBER 31, 2005

Revenues                                                                     --

Total Operating Expenses                                           $  4,168,452

Loss from Operations                                               $ (4,168,452)

Investment Income                                                  $     30,372

Net Loss Before Income Tax Benefit                                 $ (4,221,080)

Income Tax Benefit                                                 $    306,921

Net Loss to Common Shareholders                                    $ (3,914,169)

Basic and diluted loss per common share                            $      (0.05)

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.